  As filed with the Securities and Exchange Commission on October 1, 1998

                                                        Registration No. 333-
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ______________

                                    FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                 ______________

                             STARBUCKS CORPORATION
              (Exact Name of Issuer as Specified in its Charter)

              Washington                                  91-1325671
    (State or Other Jurisdiction of                    (I.R.S. Employer
     Incorporation or Organization)                   Identification No.)

                            2401 Utah Avenue South
                           Seattle, Washington  98134
                   (Address of Principal Executive Offices)
                                 ______________

                             STARBUCKS CORPORATION
                              MANAGEMENT DEFERRED
                               COMPENSATION PLAN
                            (Full Title of the Plan)

                              Shelley B. Lanza, Esq.
      senior vice president, Law and Corporate Affairs, and general counsel
                              Starbucks Corporation
                             2401 Utah Avenue South
                            Seattle, Washington  98134
                     (Name and Address of Agent for Service)
  Telephone Number, Including Area Code, of Agent for Service: (206) 447-1575


                        CALCULATION OF REGISTRATION FEE

                                 Proposed       Proposed
  Title of                       Maximum        Maximum
 Securities      Amount to     Offering Price   Aggregate
   to be            be          Per Security    Offering        Amount of
Registered(1)   Registered(2)                   Price(3)     Registration Fee

Deferred        11,000,000        $1.00      $11,000,000.00     $3,245.00
Compensation
Obligations

(1) The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Starbucks Corporation Management Deferred Compensation Plan (the "Plan").

(2) The deferred compensation obligations being registered represent the amount of compensation deferrals that the Company estimates will be made by participants in the Plan during the twenty-four month period following the initial date of deferrals under this Registration Statement.

(3) The amount set forth herein is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended (the "Act").

                                  PART I

Item 1.  PLAN INFORMATION.

Not included pursuant to Form S-8 instructions.

Item 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not included pursuant to Form S-8 instructions.

                                 PART II

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The Company hereby incorporates the following documents herein by reference:

1. Annual Report on Form 10-K for the fiscal year ended September 28, 1997, including Exhibit 13 thereto (as the financial statements therein have been restated in the Current Report on Form 8-K dated July 9, 1998).

2. Quarterly Report on Form 10-Q for the period ended December 28, 1997 (as the financial statements therein have been restated in the Current Report on Form 8-K dated July 9, 1998).

3.  Proxy Statement for the Annual Meeting of Shareholders dated January 1,
1998.

4. Quarterly Report on Form 10-Q for the period ended March 29, 1998 (as the financial statements therein have been restated in the Current Report on Form 8-K dated July 9, 1998).

5.  Current Report on Form 8-K (date of earliest event reported: April 29,
1998).

6.  Current Report on Form 8-K (date of earliest event reported: June 4, 1998).

7.  Current Report on Form 8-K dated July 9, 1998.

8.  Quarterly Report on Form 10-Q for the period ended June 28, 1998.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

Item 4.  DESCRIPTION OF SECURITIES.

The following description of the securities offered hereby is qualified by reference to the Starbucks Corporation Management Deferred Compensation Plan (the "Plan"). Capitalized terms used herein and not otherwise defined are used as defined in the Plan. The Plan is an unfunded, nonqualified deferred compensation plan intended to be exempt from Parts 1, 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended
("ERISA"). The securities represent obligations of the Company to pay Plan Participants certain compensation amounts that have been credited to a Participants' accounts under the Plan.

Participation in the Plan is limited to eligible Partners who have a position at the Company or at any of its Subsidiaries at the director level or above, and such other Partners selected by the committee appointed by the Board of Directors to administer the Plan (the "Committee") who are management or highly-compensated employees. An eligible Partner may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Election to the Committee before the beginning of the Deferral Period on a date selected by the Committee. All account balances shall remain in the Plan until they can be distributed according to benefit payment terms (see below).

A deferral shall be a portion of the Deferrable Compensation payable by the Company to the Participant during the Deferral Period. A Participant may elect a deferral by stating the amount to be deferred as a percentage (between one percent and 100% of Deferrable Compensation). The Committee may change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. Participants' accounts will be indexed to one or more investment options chosen by each Participant at the time of the Participation Election. If a Participant's employment with the Company ends, the Deferral period shall end on the date of termination.

The elected Deferral Amount shall remain in effect for the applicable Deferral Period once a Participant has submitted a Participation Election. Such an election shall generally be irrevocable except as provided in the Plan with respect to committee-approved cases of financial hardships and with respect to Participant-elected accelerated distributions.

The Plan permits the Company to make Matching Contributions and Discretionary Contributions to the Participant's Matching Contributions Account after each Deferrable Compensation Payment Date. The Company does not intend to make such contributions at the current time.

Each Participant shall be 100% vested at all times in the amounts credited to such Participant's Deferral Contributions Account, including earnings.
The Matching Contributions and Discretionary Contributions Accounts shall vest in accordance with the vesting schedule under the Company's 401(k) plan. If the Participant is terminated for misconduct which is willfully or wantonly harmful to the Company, the Participant shall have to forfeit the entire balance of both his or her Matching Contributions Account and Discretionary Contributions Account. A Participant shall be 100% vested in the amounts credited to both such accounts upon the earliest of the following during the Participant's employment by the Company: (1) the date of the Participant's death; (2) the date of the Participant's Disability; or
(3) the date the Participant attains age 65; or (4) the date of a Change in Control.

A Participant's account may be distributed to the Participant while still employed through early withdrawal (including early withdrawals due to financial hardship) and accelerated distributions. Otherwise, benefits are paid out upon termination of employment. A Participant shall be entitled to receive a lump-sum distribution of all vested account balances within 60 days following the receipt of the Participant's written request to the Committee for withdrawal, provided, however, that if such early withdrawal is not an approved financial hardship withdrawal, then ten percent (10%) of all vested account balances shall be forfeited to the Company as a penalty.

If a Participant terminates employment with the Company prior to age 65 for any reason, including death or Disability, the Company shall pay to the Participant (or the Participant's beneficiary) benefits equal to the balance in the vested accounts within 60 days following the Participant's termination date. If a Participant terminates employment with the Company after attaining the age of 65, the Participant's account balance shall be paid as elected in his or her participation election(s) prior to each Deferral Period or by electing to change the form of benefit payment at any time up to 12 months before the date benefit payments commence. Alternative forms of benefit payment shall be either a lump-sum amount equal to the applicable account balance, or annual installments of the account balance amortized over a period of up to ten years. The account balance shall be reamortized each year, so that the amount of each installment payment will depend on the earnings credited or debited to the account during the prior year.
Regardless of the form elected, if the Participant's total account is $10,000 or less, the benefit shall be paid in a lump sum.

The Committee administering the Plan is the same committee that administers the Company's 401(k) Plan, and it shall administer the Plan under the same rules prescribed by Article 11 of the Company 401(k) Plan to the extent such rules are applicable. The Plan is not subject to the fiduciary duty requirements of ERISA, and its expenses shall be paid out of the general assets of the Company.

The Board may, at any time, amend the Plan in whole or in part by written instrument, as long as it does not reduce the amount credited to any account maintained under the Plan as of the date of the amendment. The Committee may approve amendments to the Plan, without prior approval or subsequent ratification by the Board, if the amendment: (i) does not significantly change the benefits provided under the Plan; (ii) does not significantly increase the costs of the Plan; and (iii) the amendment is intended either to enable the Plan to remain in compliance with the requirements of the Code, ERISA, or other applicable law, to facilitate administration of the Plan, or to improve its operation.

The Board may at any time terminate the Plan. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Participation Elections in such a way as to allow the Plan to continue to operate and be effective with regard to Participation Elections entered into prior to the effective date of such partial termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Participation Elections, and by terminating all ongoing Participation Elections. The Plan shall then cease to operate and the Company shall pay out to each Participant the vested balance in his or her account. Payment shall be made as a lump sum or in annual installments over a period of 1 to 10 years, based on the vested account balance. The Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States
Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA.

Participants and their beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any property which may be acquired by the Company. Assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets and policies are and shall be the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VIII of the Amended and Restated Bylaws of the Company authorizes the Company to indemnify any present or former director or officer to the fullest extent authorized by the Washington Business Corporation Act (the "WBCA") or other applicable law. Sections 23B.8.510 and 23B.8.570 of the WBCA authorize a corporation to indemnify its directors, officers, employees, or agents against liability incurred in a proceeding if (a) the individual acted in good faith; (b) the individual reasonably believed (i) in the case of conduct in the individual's capacity with the corporation that his or her conduct was in the corporation's best interests; or (ii) in all other cases, that his or her conduct was at least not opposed to its best interests; and
(c) in the case of criminal proceedings, the individual had no reasonable cause to believe his or her conduct was unlawful.

Article 10 of the Restated Articles of Incorporation of Starbucks, as amended, provides that, to the fullest extent that the WBCA permits the limitation or elimination of directors' liability, a director shall not be liable to Starbucks or its shareholders for monetary damages as a result of acts or omissions as a director.

In addition, Starbucks maintains directors' and officers' liability insurance under which Starbucks directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8.  EXHIBITS.

Exhibit No.       Description of Exhibits

4.1               Starbucks Corporation Management Deferred Compensation Plan.

5.1 Opinion of Lane Powell Spears Lubersky LLP regarding the legality of the securities being registered.

23.1 Consent of Lane Powell Spears Lubersky LLP (included as part of Exhibit 5.1).

23.2              Consent of Deloitte & Touche LLP, independent accountants.

24.1 Power of Attorney (included on the signature page of this registration statement).

Item 9.  UNDERTAKINGS.

The undersigned hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(5) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, Washington on this 25th day of September, 1998.

                                        STARBUCKS CORPORATION


                                        By: /s/ Howard Schultz

                                        Name:  Howard Schultz
                                        Title:  chairman of the Board of
                                                Directors and chief executive
                                                officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Schultz and Michael Casey and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature              Title                               Date


/s/ Howard Schultz     chairman of the Board of Directors  September 25, 1998
Howard Schultz          and chief executive officer

/s/ Orin C. Smith      Director, president and chief       September 16, 1998
Orin C. Smith           operating officer

/s/ Howard Behar       Director, president of Starbucks    September 23, 1998
Howard Behar            Coffee International, Inc.

/s/ Michael Casey      executive vice president, chief     September 28, 1998
Michael Casey           financial officer and chief
                        administrative officer(Principal
                        Financial Officer and Principal
                        Accounting Officer)

/s/ Barbara Bass       Director                            September 19, 1998
Barbara Bass

/s/ Jeffrey H. Brotman Director                            September 18, 1998
Jeffrey H. Brotman

/s/ Craig J. Foley     Director                            September 19, 1998
Craig J. Foley

/s/ Arlen I. Prentice  Director                            September 17, 1998
Arlen I. Prentice

/s/ James G. Shennan   Director                             September 21, 1998
James G. Shennan, Jr.

                            EXHIBITS

Exhibit No.       Description of Exhibits

4.1               Starbucks Corporation Management Deferred Compensation Plan.

5.1 Opinion of Lane Powell Spears Lubersky LLP regarding the legality of the securities being registered.

23.1 Consent of Lane Powell Spears Lubersky LLP (included as part of Exhibit 5.1).

23.2              Consent of Deloitte & Touche LLP, independent accountants.

24.1 Power of Attorney (included on the signature page of this registration statement).